Exhibit 23.1

McGladrey & Pullen
Certified Public Accountants

McGladrey & Pullen, LLP
One Valley Square, Ste 250
512 Township Line Road
Blue Bell, PA  19422-2700
0 215-641-8600   F 215-641-8680

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-________) on Form S-3 of Greater Community Bancorp of our reports dated March 12, 2007 relating to our audits of the consolidated financial statements, and internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K of Greater Community Bancorp for the year ended December 31, 2006.

We also consent to the reference to our firm as Experts in Part 1 of Form S-3 of Greater Community Bancorp.

/s/ McGLADREY & PULLEN, LLP

McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
April 6, 2007